CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the use in this Post-Effective Amendment Number 8 to The Vintage Funds' Registration Statement of all references to our firm included in or made a part of this Post-Effective Amendment.




/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.
November 26, 1997